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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        Travelers Property Casualty Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    893939108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ X ] Rule 13d-1(b)

            [   ] Rule 13d-1(c)

            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                                PAGE 1 OF 6 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   893939108                                      13G                   Page  2  of  6  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Independence
           Investment Associates, Inc. and John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 6 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   893939108                                      13G                   Page  3  of  6  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 2,760,305: 1,800,400 through its direct, wholly-owned subsidiary, Independence Investment
                             Associates, Inc. and 959,905 through its indirect, wholly-owned subsidiary, John Hancock
                             Advisers, Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  2,760,305: 1,800,400 through its direct, wholly-owned subsidiary, Independence Investment
                             Associates, Inc. and 959,905 through its indirect, wholly-owned subsidiary, John Hancock
                             Advisers, Inc.

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,760,305: 1,800,400 through its direct, wholly-owned subsidiary, Independence Investment Associates, Inc. and 959,905 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%: 2.9% through its direct wholly-owned subsidiary, Independence
           Investment Associates, Inc., and 1.6% through its indirect wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 6 PAGES





         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Travelers Property Casualty Corp.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      One Tower Square
                      Hartford, CT  06183

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life
                      Insurance Company ("JHMLICO") and JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Class A Common Stock

         Item 2(e)    CUSIP Number:
                      893939108

         Item 3       If the Statement is being filed pursuant to Rule
                      13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

         Item 4       Ownership:
                      (a)           Amount Beneficially Owned: Independence
                                    Investment Associates, Inc. ("IIA"), an
                                    Investment Adviser registered under ss. 203 of the Investment Advisers Act of 1940 and the direct, wholly-owned subsidiary of JHSI and the indirect, wholly-owned subsidiary of JHMLICO, has beneficial ownership of
                                    1,800,400 shares of Class A Common Stock held in various advisory accounts.


                                PAGE 4 OF 6 PAGES



                                    In addition to the shares held by IIA, John
                                    Hancock  Advisers, Inc. ("JHA"),  an
                                    Investment Adviser registered under ss. 203 of the Investment Advisers Act of 1940 and the indirect, wholly-owned subsidiary of
                                    JHSI and JHMLICO, has beneficial ownership of 959,905 shares of Class A Common Stock held in various Investment Companies registered under ss. 8 of the Investment Company Act.

                                    Through their parent-subsidiary relationship to IIA and JHA, JHMLICO and JHSI have indirect beneficial ownership of the IIA and JHA shares.

                      (b)    Percent of Class:
                             JHSI - 4.5%
                             IIA  - 2.9%
                             JHA  - 1.6%

                      (c)   (i)     sole power to vote or to direct the
                                    vote:  IIA has sole  power to vote or direct
                                    the vote of 1,800,400 shares of the Class A
                                    Common Stock.  JHA has sole power to vote or
                                    to direct the vote of 959,905 shares of
                                    Class A Common Stock.

                            (ii)   shared power to vote or to direct the vote:  -0-

                            (iii)  sole power to dispose or to direct the disposition
                                   of: IIA has sole power to dispose or to direct the
                                   disposition of 1,800,400 shares of Class A Common
                                   Stock.  JHA has sole power to dispose or to direct
                                   the disposition of 959,905 shares of Class A
                                   Common Stock.

                            (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                PAGE 5 OF 6 PAGES





                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Mutual Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: January 26, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: January 26, 2000                              Title:   Secretary
EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company and John Hancock
Subsidiaries, Inc., agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Class A Common Stock of Travelers Property Casualty Corp. is filed on behalf of each of them.


                                                     John Hancock Mutual Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: January 26, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: January 26, 2000                              Title:   Secretary




                                PAGE 6 OF 6 PAGES

